Exhibit 99.2

P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:00 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports Improved Annual Results
Richmond, VA • May 21, 2013 / PRNEWSWIRE
HIGHLIGHTS
Fiscal Year 2013
Diluted earnings per share of $4.66.
Segment operating income up 4%, to $232.8 million.
Revenues flat at $2.5 billion.

Fourth Quarter
Diluted earnings per share of $0.92.
Segment operating income down $2.1 million.
Revenues down 1%, to $645.1 million.
___________________________________________________________________________________
George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced that net income for the fiscal year ended March 31, 2013, was $132.8 million, or $4.66 per diluted share, compared with last year's net income of $92.1 million, or $3.25 per diluted share. The comparison of the current and prior fiscal year is affected by several unusual items, which are described below, amounting to net pretax charges of $4.1 million ($0.06 per diluted share), and $40.1 million ($1.42 per diluted share) for fiscal years 2013 and 2012, respectively. Segment operating income for fiscal year 2013, which excludes those unusual items, was $232.8 million, up $9.2 million compared with the prior year, as improved performance in the Company's Other Regions and Other Tobacco Operations segments was partially offset by a decline in the North America segment. Revenues for fiscal year 2013 of $2.5 billion were relatively flat compared with the previous year, on lower volumes at higher average prices.
For the fourth quarter of fiscal year 2013, net income was $26.1 million, or $0.92 per diluted share, compared to last year's net income of $25.8 million, or $0.91 per diluted share. Segment operating income for the period was down $2.1 million compared with the prior year, as lower results in the Other Regions segment were partly offset by improvements in the North America and Other Tobacco Operations segments. Revenues for the quarter of $645.1 million were down about 1% as reduced volumes, primarily in the Other

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Regions segment, were nearly offset by higher average leaf prices in many origins and higher revenues for the North America segment.
The following table sets forth the unusual items included in the annual results, none of which are included in segment results:

	Fiscal Year Ended March 31,
(in millions, except per share amounts)	2013	2012
(Charges) and gains
Charge for European Commission fine in Italy (1)	$—	$(49.1)
Restructuring costs (2)	(4.1)	(11.7)
Gain on fire loss insurance settlement in Europe (3)	—	9.6
Gain on sale of facility in Brazil (4)	—	11.1

Total effect on operating income	$(4.1)	$(40.1)

Total effect on net income	$(1.8)	$(40.3)

Total effect on diluted earnings per share	$(0.06)	$(1.42)

(1)
Fines and accumulated interest from the September 9, 2011, decision by the General Court of the European Union rejecting an Italian subsidiary's application to reinstate immunity related to infringements of European Union antitrust law in the Italian raw tobacco market.

(2)	Restructuring charges, primarily related to workforce reductions in the United States, South America, Europe, and Africa.

(3)	The fire loss insurance settlement related to a plant fire in Europe in 2010. The operating assets have been replaced.

(4)	Sale of land and storage buildings in Brazil in November 2011.

Mr. Freeman stated, “I am proud of the successful results that we achieved in fiscal year 2013. Despite smaller crops, rising leaf production costs, and margin pressures in most regions, we delivered better performance than we had anticipated at the beginning of the fiscal year. Some of this success was attributable to the sale of previously uncommitted inventories and carryover shipments of the prior year's large African and South American crops. In addition, we benefited from lower selling, general, and administrative costs. Certain of these costs reductions were unpredictable - such as currency remeasurement and exchange gains - and may not be recurring, while others were a result of our targeted cost reduction and efficiency improvement efforts. In fiscal year 2013, we also generated over $230 million in cash flow from our operations and returned nearly $70 million to our shareholders through a combination of dividends and share repurchases. In addition to our financial achievements, our strong local management teams around the globe continued to advance our goal of providing compliant leaf, produced in a sustainable and competitive manner, to our customers.
“As we move into fiscal year 2014, we are seeing crop sizes increase in many of the key sourcing areas for flue-cured and burley tobacco in response to strong global leaf demand. Sales activity has also been robust, especially for quality flavor flue-cured styles of tobacco. Burley tobacco remains in high demand, and current year crop levels are not expected to meet global requirements. At the same time, our uncommitted inventories are near historic lows, limiting our ability to glean additional volumes from this source. In addition to the low uncommitted inventories, we will not have the benefit of carryover crop shipments which helped our results in the first and second quarters of fiscal year 2013. While we look forward to another productive year, total volumes shipped may be lower in fiscal year 2014.
“We remain committed to being a leader in our industry and are excited about the future. Universal plays a vital role with respect to the global supply of tobacco, and we have a solid balance sheet that allows

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us to capitalize on opportunities to grow our business. We champion programs to address critical industry issues such as the elimination of child labor and the eradication of illicit trade in tobacco products. We partner with our suppliers to enhance their production, ensure compliant leaf, and to support their communities, and we provide solutions for our contracted farmers through the efforts of our large team of agronomists and field technicians worldwide. We also actively work with our longstanding customers to balance tobacco production with their continued strong demand.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
Fiscal Year 2013
For the fiscal year ended March 31, 2013, operating income for the flue-cured and burley leaf tobacco operations, which includes the North America and Other Regions segments, of $212.3 million, was nearly flat compared to the prior year's results of $210.7 million. The slight increase reflected improved operating results for the year in the Other Regions segment, which was mostly offset by reduced earnings in the North America segment. Sales volumes for fiscal year 2013 reflected the smaller current crops as well as additional volumes from carryover shipments from last year's large crops. Those carryover crops, mainly from South America and Africa, primarily were shipped in the first half of this year. Revenues for the group were flat, compared with the prior year, at $2.2 billion.
Operating income for the Other Regions segment of $192.6 million was up 7%, compared to $180.7 million for the previous year. Benefits from significant reductions in selling, general, and administrative expenses outweighed the effects of lower volumes and margins in most origins. The selling, general, and administrative expense reductions were largely attributable to a decline in provisions for farmer bad debts, net currency remeasurement and exchange benefits in Africa, South America and Asia, and lower customer claims in comparison with the prior year. Revenues for the segment of $1.9 billion were relatively flat, on lower overall volumes at higher average prices mostly due to higher green leaf costs.
Operating income for the North America segment declined by $10.3 million to $19.7 million for fiscal year 2013, compared with the previous year. Despite higher overall sales volumes and increased processing business, the earnings decline was influenced by lower margins on higher green leaf costs and higher overhead allocations. Revenues for the segment of $334.7 million were up 7% on those higher sales and processing volumes.
Fourth Quarter
Operating income for the quarter ended March 31, 2013, for flue-cured and burley leaf tobacco operations, was $34.5 million compared with $40.1 million for the fourth fiscal quarter of the previous year. Earnings improvement in the North America segment for the quarter was more than offset by the earnings decline for the Other Regions segment. Revenues for the group declined slightly to $539.8 million from last year's $548.3 million level on lower overall volumes.
Operating earnings for the quarter in the Other Regions segment were down 28% to $24.5 million. Results were heavily influenced by Africa volumes, which were down substantially in comparison with last year's large crops and shipments in the fourth quarter. Selling, general, and administrative expenses for the Other Regions segment were down for the quarter due primarily to reduced provisions for farmer bad debts and reduced overheads from cost savings initiatives, offset by unfavorable currency remeasurement and exchange comparisons to the same period last year. Revenues for the Other Regions segment were down about 13% to $410.5 million as the effects of the lower Africa volumes outweighed volume increases in most other origins.
Operating earnings for the North America segment of $10.0 million in the fourth fiscal quarter were up $3.8 million compared with the same period last year. This improvement was driven by higher volumes

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Universal Corporation

from the larger U.S. crop, higher processing volumes, and the completion of delayed shipments in Central America. Revenues for this segment for the fourth quarter were up 65% to $129.3 million on those increased volumes as well as higher green leaf prices.

OTHER TOBACCO OPERATIONS:
In the Other Tobacco Operations segment, operating income for fiscal year 2013 improved by $7.6 million to $20.5 million, on a favorable product mix due in part to stronger wrapper sales in the dark tobacco operations from recovery of the Indonesian crop shortages. The results for the oriental joint venture also improved on better margins, as well as lower operating expenses due to a stronger U.S. dollar and overhead cost reductions. Similarly, the segment operating results for the fourth quarter increased by $3.6 million to $12.4 million primarily driven by the dark tobacco business improvements.
Revenues for this segment for fiscal year 2013 increased by about 7%, to $255.1 million, mainly due to increased wrapper volume in the dark tobacco operations. Revenues for the quarter of $105.3 million were flat, as higher dark tobacco revenues were offset by a decrease in sales due to the timing of shipments of oriental tobaccos to the United States compared with the same period in the previous year.

OTHER ITEMS:
Cost of goods sold of $2.0 billion was up about 1% for the year ended March 31, 2013, and declined by about 1% for the fourth quarter, compared with the prior year. The changes reflected higher green leaf costs and were consistent with comparable changes in sales revenues for the relevant periods. Selling, general, and administrative costs declined by $16.3 million for the year and $1.8 million for the fourth quarter, compared to the previous year. The full year decline was driven mainly by benefits from currency remeasurement and exchange gains in the Other Regions segment, a reduction in provisions for farmer bad debts, and lower customer claims. The decrease in the fourth quarter reflected a combination of lower provisions for farmer bad debts, reduced overhead expenses, and unfavorable variances on currency remeasurement and exchange gains.
Interest expense was down $0.8 million to $22.0 million for the full year and $1.2 million to $4.2 million for the fourth quarter ended March 31, 2013, compared with the same periods in the previous year, primarily due to lower average borrowing levels as a result of reduced working capital requirements this year. The consolidated effective income tax rates on pretax earnings were approximately 32% and 38% for the fiscal years ended March 31, 2013 and 2012, respectively. Last year's rate was higher because the Company did not record an income tax benefit on the non-deductible fine portion of the charge for the European Commission fine and interest in Italy. Without that item, the effective income tax rate would have been approximately 29%. The effective income tax rate for the quarter ended March 31, 2013, was 37% compared with 29% for the same period last year. The prior year's rate for the quarter was reduced by recoveries of state income taxes. The rates in all periods, excluding adjustments, were lower than the 35% federal statutory rate because of the effect of changes in exchange rates on deferred income tax assets and liabilities, as well as lower effective rates on income from certain foreign subsidiaries.
In September 2011, the Company announced that the General Court of the European Union issued a decision rejecting the appeal of Deltafina, S.p.A, its Italian subsidiary. That appeal related to the European Commission's revocation of Deltafina's immunity from a fine of €30 million (about $41 million on September 9, 2011) assessed against Deltafina and Universal jointly for actions in connection with Deltafina's purchase and processing of tobacco in the Italian raw tobacco market between 1995 and 2002. Deltafina appealed the decision of the General Court to the European Court of Justice. Effective with the September 9, 2011 General Court decision, the Company recorded a charge for the full amount of the fine (€30 million) plus accumulated

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interest (€5.9 million). The charge totaled $49.1 million at the exchange rate in effect on the date of the General Court decision. The appeal process is expected to be concluded during fiscal year 2014.
    During the first quarter of fiscal year 2012, an insurance settlement was received for replacement cost recovery on the factory and equipment destroyed in a fire at the Company's sheet tobacco operations in Europe in 2010. The settlement generated a gain of $9.6 million. In the third quarter of fiscal year 2012, the Company sold land and storage buildings in Brazil in exchange for other property and $9.4 million in cash. The transaction resulted in a gain of $11.1 million. Both of these gains are reported in other income in the consolidated statements of income.

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries.
This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation; product taxation; industry consolidation and evolution; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2012, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2012.
At 5:30 p.m. (Eastern Time) on May 21, 2013, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through August 5, 2013. A taped replay of the call will be available through June 4, 2013, by dialing (855) 859-2056. The confirmation number to access the replay is 73216156.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2013, were $2.5 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2013	2012	2013	2012

Sales and other operating revenues	$645,092	$653,966	$2,461,699	$2,446,877
Costs and expenses
Cost of goods sold	538,195	542,863	1,999,282	1,974,885
Selling, general and administrative expenses	65,889	67,654	235,295	251,639
Other income	—	—	—	(20,703)
Restructuring costs	426	1,441	4,113	11,661
Charge for European Commission fine in Italy	—	—	—	49,091
Operating income	40,582	42,008	223,009	180,304
Equity in pretax earnings of unconsolidated affiliates	5,827	5,459	5,635	3,195
Interest income	244	74	654	1,314
Interest expense	4,235	5,462	22,013	22,835
Income before income taxes and other items	42,418	42,079	207,285	161,978
Income taxes	15,733	12,187	66,366	61,159
Net income	26,685	29,892	140,919	100,819
Less: net income attributable to noncontrolling interests in subsidiaries	(583)	(4,137)	(8,169)	(8,762)
Net income attributable to Universal Corporation	26,102	25,755	132,750	92,057
Dividends on Universal Corporation convertible perpetual preferred stock	(3,713)	(3,713)	(14,850)	(14,850)
Earnings available to Universal Corporation common shareholders	$22,389	$22,042	$117,900	$77,207

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$0.96	$0.95	$5.05	$3.32
Diluted	$0.92	$0.91	$4.66	$3.25

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	March 31,	March 31,
	2013	2012

ASSETS
Current assets
Cash and cash equivalents	$367,864	$261,699
Accounts receivable, net	401,747	390,790
Advances to suppliers, net	132,100	135,317
Accounts receivable—unconsolidated affiliates	555	7,370
Inventories—at lower of cost or market:
Tobacco	623,377	682,095
Other	57,745	53,197
Prepaid income taxes	6,245	20,819
Deferred income taxes	32,127	51,025
Other current assets	124,213	88,317
Total current assets	1,745,973	1,690,629

Property, plant and equipment
Land	17,125	17,087
Buildings	234,694	228,982
Machinery and equipment	545,478	537,031
	797,297	783,100
Less: accumulated depreciation	(509,829)	(479,908)
	287,468	303,192
Other assets
Goodwill and other intangibles	99,048	99,266
Investments in unconsolidated affiliates	94,405	93,312
Deferred income taxes	23,783	23,634
Other noncurrent assets	55,478	56,886
	272,714	273,098

Total assets	$2,306,155	$2,266,919

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	March 31,	March 31,
	2013	2012

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$105,318	$128,016
Accounts payable and accrued expenses	225,648	187,790
Accounts payable—unconsolidated affiliates	4,739	295
Customer advances and deposits	24,914	16,832
Accrued compensation	36,694	30,659
Income taxes payable	14,034	12,866
Current portion of long-term obligations	211,250	16,250
Total current liabilities	622,597	392,708

Long-term obligations	181,250	392,500
Pensions and other postretirement benefits	135,629	140,529
Other long-term liabilities	36,838	90,609
Deferred income taxes	42,184	44,583
Total liabilities	1,018,498	1,060,929

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 220,000 shares authorized, 219,999 shares issued and outstanding (219,999 at March 31, 2012)	213,023	213,023
Common stock, no par value, 100,000,000 shares authorized, 23,343,973 shares issued and outstanding (23,257,175 at March 31, 2012)	202,579	196,135
Retained earnings	918,509	854,654
Accumulated other comprehensive loss	(75,540)	(80,361)
Total Universal Corporation shareholders' equity	1,258,571	1,183,451
Noncontrolling interests in subsidiaries	29,086	22,539
Total shareholders' equity	1,287,657	1,205,990

Total liabilities and shareholders' equity	$2,306,155	$2,266,919

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Fiscal Year Ended March 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$140,919	$100,819
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	43,408	42,158
Amortization	1,708	1,708
Provision for losses on advances and guaranteed loans to suppliers	1,623	11,930
Inventory write-downs	1,523	8,324
Stock-based compensation expense	6,171	5,987
Foreign currency remeasurement loss (gain), net	(10,579)	2,253
Deferred income taxes	11,794	6,770
Equity in net loss (income) of unconsolidated affiliates, net of dividends	(4,966)	14,658
Gain on fire loss insurance settlement	—	(9,592)
Gain on sales of property in Brazil	—	(11,111)
Restructuring costs	4,113	11,661
Charge for European Commission fine in Italy	—	49,091
Other, net	(1,174)	1,719
Changes in operating assets and liabilities, net	39,926	(36,589)
Net cash provided by operating activities	234,466	199,786

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(30,783)	(38,174)
Proceeds from sale of property, plant and equipment	3,534	18,366
Proceeds from fire loss insurance settlement	—	9,933
Other	1,004	—
Net cash used by investing activities	(26,245)	(9,875)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of short-term debt, net	(18,374)	(17,388)
Issuance of long-term obligations	—	100,000
Repayment of long-term obligations	(16,250)	(96,250)
Dividends paid to noncontrolling interests	(1,957)	(103)
Issuance of common stock	3,949	134
Repurchase of common stock	(8,481)	(4,004)
Dividends paid on convertible perpetual preferred stock	(14,850)	(14,850)
Dividends paid on common stock	(45,996)	(44,711)
Proceeds from termination of interest rate swap agreements	—	13,388
Debt issuance cost and other	—	(3,539)
Net cash used by financing activities	(101,959)	(67,323)

Effect of exchange rate changes on cash	(97)	(1,896)
Net increase in cash and cash equivalents	106,165	120,692
Cash and cash equivalents at beginning of year	261,699	141,007
Cash and cash equivalents at end of year	$367,864	$261,699

See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the leading global leaf tobacco supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands, except per share data)	2013	2012	2013	2012

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$26,102	$25,755	$132,750	$92,057
Less: Dividends on convertible perpetual preferred stock	(3,713)	(3,713)	(14,850)	(14,850)
Earnings available to Universal Corporation common shareholders for calculation of basic earnings per share	$22,389	$22,042	$117,900	$77,207

Denominator for basic earnings per share
Weighted average shares outstanding	23,336	23,251	23,355	23,228

Basic earnings per share	$0.96	$0.95	$5.05	$3.32

Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$22,389	$22,042	$117,900	$77,207
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	3,713	3,713	14,850	14,850
Earnings available to Universal Corporation common shareholders for calculation of diluted earnings per share	$26,102	$25,755	$132,750	$92,057

Denominator for diluted earnings per share
Weighted average shares outstanding	23,336	23,251	23,355	23,228
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,806	4,782	4,797	4,772
Employee share-based awards	361	397	326	339
Denominator for diluted earnings per share	28,503	28,430	28,478	28,339

Diluted earnings per share	$0.92	$0.91	$4.66	$3.25

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in the pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands of dollars)	2013	2012	2013	2012

SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$129,299	$78,147	$334,676	$314,248
Other regions (1)	410,463	470,113	1,871,880	1,893,388
Subtotal	539,762	548,260	2,206,556	2,207,636
Other tobacco operations (2)	105,330	105,706	255,143	239,241
Consolidated sales and other operating revenues	$645,092	$653,966	$2,461,699	$2,446,877

OPERATING INCOME
Flue-cured and burley leaf tobacco operations:
North America	$9,976	$6,173	$19,740	$30,037
Other regions (1)	24,488	33,938	192,556	180,670
Subtotal	34,464	40,111	212,296	210,707
Other tobacco operations (2)	12,371	8,797	20,461	12,841
Segment operating income	46,835	48,908	232,757	223,548
Deduct: Equity in pretax earnings of unconsolidated affiliates (3)	(5,827)	(5,459)	(5,635)	(3,195)
Restructuring costs (4)	(426)	(1,441)	(4,113)	(11,661)
Charge for European fine in Italy (4)	—	—	—	(49,091)
Add: Other income (4)	—	—	—	20,703
Consolidated operating income	$40,582	$42,008	$223,009	$180,304

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)	Item is included in segment operating income, but is not included in consolidated operating income.

(4)	Item is not included in segment operating income, but is included in consolidated operating income.

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